Exhibit 23.1
Independent Auditors’ Consent
The Board of Directors
Healthland Holding Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-208915, No. 333-196020, No. 333-181352 and No. 333-131165) of Computer Programs & Systems, Inc. of our report dated May 1, 2015, except as to Note 1(d), Note 1(k), Note 8 and Note 12, which is as of January 22, 2016, with respect to the consolidated balance sheets of Healthland Holding Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Form 8-K/A of Computer Programs & Systems, Inc. dated February 23, 2016.
Our report dated May 1, 2015, except as to Note 1(d), Note 1(k), Note 8 and Note 12, which is as of January 22, 2016, contains an emphasis of matter paragraph that states, as discussed in note 1 to the consolidated financial statements, the Company voluntarily changed its method of accounting for deferred software, hardware and services costs. Such changes are reflected in the consolidated financial statements through retrospective application to all periods presented.

/s/ KPMG LLP
Minneapolis, Minnesota
February 23, 2016